Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Executive Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS,
PROVIDES SECOND QUARTER 2019 GUIDANCE

Dublin, California, May 23, 2019 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended May 4, 2019 of $1.15, up from $1.11 for the same period last year. Net earnings for the 2019 first quarter were $421 million, compared to $418 million in the prior year. These results include an approximate $.02 per share benefit from the favorable timing of expenses that are expected to reverse over the balance of the year. Sales for the period grew 6% to $3.8 billion, with comparable store sales up 2%.

Barbara Rentler, Chief Executive Officer, commented, “For the first quarter, we delivered sales gains at the high end of our guidance as well as better-than-expected earnings per share growth despite continued underperformance in Ladies apparel. While operating margin of 14.1% was down from the prior year, it was above plan mainly due to higher merchandise margin. As expected, this improvement was more than offset by increases in freight and wage costs and the timing of packaway-related expenses that benefited the prior year period.”

Ms. Rentler continued, “During the first quarter of fiscal 2019, we repurchased 3.4 million shares of common stock for an aggregate price of $320 million. As planned, we remain on track to buy back a total of $1.275 billion in common stock during fiscal 2019.”

Looking ahead, Ms. Rentler said, “For the 13 weeks ending August 3, 2019, we are forecasting same store sales to be up 1% to 2% on top of a 5% gain last year. Second quarter 2019 earnings per share are projected to be $1.06 to $1.11, up from $1.04 in the prior year period.”

Ms. Rentler continued, “Based on our first quarter results and guidance for the second quarter, we now project earnings per share for the 52 weeks ending February 1, 2020 to be in the range of $4.38 to $4.52, up from $4.26 last year, which included a $.07 per share benefit in the fourth quarter from the favorable resolution of a tax matter.”

The Company will host a conference call on Thursday, May 23, 2019 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook for the second quarter of fiscal 2019. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #6291179 until 8:00 p.m. Eastern time on May 30, 2019, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels, new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2018, and Form 10-Q and Form 8-Ks for fiscal 2019. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2018 revenues of $15.0 billion. As of May 4, 2019, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,502 locations in 38 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 243 dd’s DISCOUNTS® in 18 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	May 4, 2019	May 5, 2018

Sales	$3,796,642	$3,588,619

Costs and Expenses
Cost of goods sold	2,701,668	2,522,219
Selling, general and administrative	558,250	524,423
Interest income, net	(5,635)	(503)
Total costs and expenses	3,254,283	3,046,139

Earnings before taxes	542,359	542,480
Provision for taxes on earnings	121,217	124,228
Net earnings	$421,142	$418,252

Earnings per share
Basic	$1.16	$1.12
Diluted	$1.15	$1.11

Weighted average shares outstanding (000)
Basic	363,085	373,797
Diluted	365,912	377,062

Stores open at end of period	1,745	1,651

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 4, 2019	May 5, 2018
Assets

Current Assets
Cash and cash equivalents	$1,366,592	$1,302,836
Accounts receivable	121,607	109,425
Merchandise inventory	1,813,773	1,895,456
Prepaid expenses and other	160,733	146,362
Total current assets	3,462,705	3,454,079

Property and equipment, net	2,436,372	2,369,215
Operating lease assets	2,942,980	—
Other long-term assets	207,063	197,542
Total assets	$9,049,120	$6,020,836

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,296,183	$1,299,145
Accrued expenses and other	450,762	435,606
Current operating lease liabilities	536,900	—
Accrued payroll and benefits	220,376	209,570
Income taxes payable	89,290	77,323
Current portion of long-term debt	—	84,981
Total current liabilities	2,593,511	2,106,625

Long-term debt	312,552	312,105
Non-current operating lease liabilities	2,514,530	—
Other long-term liabilities	226,788	362,445
Deferred income taxes	134,213	109,373

Commitments and contingencies

Stockholders’ Equity	3,267,526	3,130,288
Total liabilities and stockholders’ equity	$9,049,120	$6,020,836

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 4, 2019	May 5, 2018

Cash Flows From Operating Activities
Net earnings	$421,142	$418,252
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	82,757	79,797
Stock-based compensation	19,689	23,760
Deferred income taxes	16,543	16,842
Change in assets and liabilities:
Merchandise inventory	(63,331)	(253,721)
Other current assets	(41,777)	(46,028)
Accounts payable	122,654	238,677
Other current liabilities	(108,208)	(95,966)
Income taxes	56,206	90,322
Operating lease assets and liabilities, net	2,855	—
Other long-term, net	457	115
Net cash provided by operating activities	508,987	472,050

Cash Flows From Investing Activities
Additions to property and equipment	(95,629)	(79,793)
Proceeds from investments	517	505
Net cash used in investing activities	(95,112)	(79,288)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	5,295	4,682
Treasury stock purchased	(50,880)	(44,798)
Repurchase of common stock	(320,130)	(255,370)
Dividends paid	(93,722)	(85,410)
Net cash used in financing activities	(459,437)	(380,896)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(45,562)	11,866

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	1,478,079	1,353,272
End of period	$1,432,517	$1,365,138

Reconciliations:
Cash and cash equivalents	$1,366,592	$1,302,836
Restricted cash and cash equivalents included in prepaid expenses and other	11,867	8,900
Restricted cash and cash equivalents included in other long-term assets	54,058	53,402
Total cash, cash equivalents, and restricted cash and cash equivalents:	$1,432,517	$1,365,138

Supplemental Cash Flow Disclosures
Interest paid	$4,219	$4,219
Income taxes paid	$48,468	$17,058